UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2016 (June 27, 2016)

KINGOLD JEWELRY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15819	13-3883101
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Huangpu Science and Technology Park Jiang’an District Wuhan, Hubei Province, PRC		430023
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (011) 86 27 65694977

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On August 14, 2015, the Registrant filed an 8-K disclosing its entry into an advisory agreement (the “Advisory Agreement”) on August 11, 2015 with Bespoke Independent Partners (“BIP”), a fully-owned subsidiary of Freud Pizenberg Independent Advisors, pursuant to which BIP agreed to serve as the Registrant’s strategic advisor as to investor relations, capital markets and shareholder value creation strategy.

The Service Agreement provided that it could be terminated on thirty (30) days-notice by the Registrant. The Registrant notified BIP by writing on May 10, 2016 of such termination. On June 27, 2016, the Registrant and BIP signed a settlement agreement and release (the “Settlement Agreement”), pursuant to which the Registrant agreed to pay BIP outstanding fees for previously rendered services in the aggregate amount of $66,439 by crediting such fees against the exercise price of the first tranche of success fee warrants on June 29, 2016, the first day on which such success fee warrants may be exercised under the terms of the Service Agreement, resulting in the issuance to BIP of 55,365 shares of the Registrant’s common stock. Pursuant to the Settlement Agreement, BIP is deemed to have exercised warrants to purchase 55,365 shares at $1.20 per share effective June 29, 2016, resulting in a balance of warrants to purchase 94,635 shares of common stock.

In connection with the Settlement Agreement, the parties agreed that (1) the first and second tranches of success fee warrants would remain vested and outstanding, (2) the third, fourth and fifth tranches of success fee warrants would be cancelled; and (3) crediting of the exercise price as described above would be the only payment made or required under the Service Agreement.

As a result, BIP will receive (a) 55,365 shares, (b) warrants to purchase 94,635 shares for $1.2 per share, expiring June 28, 2017, and (c) warrants to purchase 150,000 shares for $1.50 per share, which may be exercised from July 18, 2016 until July 17, 2017. Such warrants may be exercised upon delivery of cash and an exercise notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINGOLD JEWELRY, INC.

By:	/s/ Bin Liu
Name: Bin Liu Title: Chief Financial Officer

Date: June 29, 2016